                                                                     EXHIBIT 2.0

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 10, 2000, among Sheldahl, Inc., a Minnesota corporation ("Parent"), IFT West Acquisition Company, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), International Flex Holdings, Inc., a Delaware corporation (the "Company") and all of the stockholders of the Company (the "Stockholders").

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of the shareholders of such corporations to effect the merger of Merger Sub and the Company pursuant to this Agreement; and

         WHEREAS, the parties intend that the Merger qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall be merged (the "Merger") with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         SECTION 1.2 Effective Time; Closing. No later than the second business day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI, the Company shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a Certificate of Merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time." Prior to such filings, a closing (the "Closing") shall be held at the offices of Lindquist & Vennum P.L.L.P., 4200 IDS Center, Minneapolis, Minnesota 55402, or such other place as the parties hereto shall agree, within three business days after the satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing occurs is referred to herein as the "Closing Date."

         SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

         (a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

         (b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

         SECTION 1.5 Directors. Subject to applicable law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 1.7 Conversion of Shares.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the following securities, each share of the Company's Common Stock (as defined herein), Class A Stock (as defined herein), Class B Stock (as defined herein) and Preferred Stock (as defined herein) issued and outstanding immediately prior to the Effective Time (other than any such shares held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned Subsidiary of the Company, which shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto and other than fractional shares) shall be converted into the right to receive the number of shares of Common Stock, $.25 par value, of Parent ("Parent Stock") indicated in the following table.

                                         WILL BE CONVERTED INTO THE FOLLOWING
EACH SHARE OF THE FOLLOWING CLASS:       NUMBER OF SHARES OF PARENT STOCK:
---------------------------------        ------------------------------------
Common Stock                                       0.91530965
Class A Stock                                      0.93643246
Class B Stock                                      1.02833061
Preferred Stock                                    0.94780589

         (b) The ratio of (i) the number of shares of Parent Stock into which a single share of the Company's Common Stock, Class A Stock, Class B Stock and Preferred Stock are to be converted hereunder to (ii) one share of the Company's Common Stock, Class A Stock, Class B Stock and Preferred Stock, respectively, are respectively referred to herein as the "Common Stock Ratio", the "Class A Ratio", the "Class B Ratio" and the "Preferred Ratio".

         (c) The shares of Preferred Stock, Class A Stock, Class B Stock and Common Stock are, collectively, the "Shares". The total amount of Parent Stock to be delivered upon conversion of the Shares and the cash in respect of fractional shares to be received pursuant to Section 1.9 hereof shall be referred to herein as the "Merger Consideration."

         (d) The following table indicates the number of Shares that are issued and outstanding as of the date hereof and that will be issued and outstanding immediately prior to the Effective Time, and the number of shares of Parent Stock into which such Shares will be converted in accordance with this section
1.7 hereof.

                                               NUMBER OF SHARES OF
                     NUMBER OF SHARES          PARENT STOCK ISSUABLE
                     OUTSTANDING PRIOR         IN RESPECT OF THE
CLASS OF SHARES:     TO EFFECTIVE TIME:        INDICATED CLASS OF SHARES:
----------------     ------------------        --------------------------
Common Stock               none                         none
Class A Stock              none                         none
Class B Stock              2,038,462                    2,096,213
Preferred Stock            5,000,000                    4,739,030

         SECTION 1.8 Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         SECTION 1.9 No Fractional Shares. No certificate representing fractional shares of Parent Stock will be issued in the Merger and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, the Stockholders will be entitled to receive from Parent (after aggregating all fractional shares of Parent Stock issuable to such Stockholder) an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the closing sales prices of the Parent Stock on the Nasdaq National Market System as reported in The Wall Street Journal for the twenty trading days immediately preceding the fifth trading day prior to the Effective Time.

         SECTION 1.10 Stock Options and Warrants.

         (a) At the Effective Time, each option to purchase Shares issued pursuant to any Company Plan (as defined herein) or other agreement or arrangement, including the Nardin option, whether vested or unvested, and outstanding as of the Effective Time (a "Company Stock Option" or collectively "Company Stock Options") shall be converted as of the Effective Time into options to purchase shares of Parent Stock in accordance with the terms of this
Section 1.10(a). All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the "Company Plans." From and after the Effective Time, but subject to adjustment to avoid dilution in accordance with the terms applicable to such Company Stock Options, each Company Stock Option shall, in accordance with the provisions of sections 4(a)(iv) and 8(b) of the agreement representing such Company Stock Option, represent the right to acquire a number of shares of Parent Stock equal to the product of (i) the number of shares of Common Stock subject to such option immediately prior to the Effective Time, and (ii) the Common Stock Ratio, at an exercise price per share of Parent Stock equal to the exercise price per share applicable to such option in effect immediately prior to the Effective Time divided by the Common Stock Ratio.

         (b) As soon as practicable after the date hereof, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plans and that the agreements evidencing the grants of such options shall continue in effect on substantially the same terms and conditions, including vesting (subject to the adjustments required by this Section 1.10 after giving effect to the Merger).

         (c) As soon as reasonably practicable after the Effective Time, Parent shall (i) file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Stock subject to any Company Stock Options held by persons who are directors, officers, consultants or employees of the Company or its subsidiaries and shall use reasonable commercial efforts to maintain the effectiveness of such Registration Statement or Registration Statements (that maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding; and (ii) cause such shares of Parent Stock to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

         (d) From and after the Effective Time, all Company Stock Options assumed by Parent pursuant hereto shall continue in effect and be subject to and governed by Parent's Stock Plan, except where the Parent's Stock Plan is inconsistent with the applicable Company Plan or the terms of such Company Stock Options, in which event such Company Stock Options shall be subject to the applicable Company Plan and/or their own terms to the extent of such inconsistency. The Company Stock Options assumed by Parent may be subject to and governed by Parent's plans pursuant to which options to purchase Parent Stock has been issued or may be issued are referred collectively as the "Parent's Stock Plan." With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Parent shall administer the Parent's Stock Plan in a manner that complies with rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of rule 16b-3.

         (e) At the Effective Time, the stock purchase warrant (the "IFT Warrant") dated February 1, 1999 to purchase 404,858 shares of Class A Stock (as hereinafter defined) shall be converted as of the Effective Time into a warrant to purchase shares of Parent Stock in accordance with the terms of this section 1.10(e). From and after the Effective Time, but subject to adjustment to avoid dilution in accordance with the terms applicable to such IFT Warrant, the IFT Warrant shall, in accordance with the provisions of section 4(b) of the Statement of Rights of Warrant Holder incorporated in the agreement representing such IFT Warrant, represent the right to acquire a number of shares of Parent Stock equal to the product of (i) the number of shares of Class A Stock subject to such IFT Warrant immediately prior to the Effective Time; and (ii) the Class A Ratio, at an exercise price per share of Parent Stock equal to the exercise price per share applicable to such IFT Warrant in effect immediately prior to the Effective Time divided by the Class A Ratio. A substitute warrant containing substantially the same terms and conditions as the IFT Warrant shall be delivered to the holder of the IFT Warrant upon surrender thereof to Parent.

         (f) The following table indicates the number of Shares underlying the Company Stock Options and the IFT Warrant as of the date hereof and immediately prior to the Effective Time, and in each case, the number of shares of Parent Stock that will be underlying the Company Stock Options and the IFT Warrant upon conversion in accordance with this section 1.10:


                                                        NUMBER OF SHARES OF
                             NUMBER OF SHARES           PARENT STOCK UNDERLING
CLASS OF OPTION              UNDERLYING THE OPTION      THE CONVERTED OPTION
OR WARRANT:                  OR WARRANT:                OR WARRANT:
---------------              ---------------------      ----------------------
Company Stock Options         302,140 shares of                276,552
                              Common Stock

Nardin Option                 100,000 shares of                 91,531
                              Common Stock

IFT Warrant                   404,858 shares of                379,123
                              Class A Stock

         SECTION 1.11 Restriction on Issuance by Parent of Securities.

         (a) Anything in this Agreement to the contrary notwithstanding, Parent shall not during the period from the date hereof to the Effective Time, except as set forth in Part 1.11 of the Parent Disclosure Letter, issue (x) any equity securities of Parent or securities convertible into or exchangeable for or exercisable for equity securities of Parent or (y) any debt securities. Anything to the contrary in the preceding sentence notwithstanding:

                  (i) Parent may issue debt securities during that period provided that such debt securities have the same terms, and are issued on the same terms (including attached warrants), as the subordinated notes issued pursuant to the Subordinated Debt Agreement (as hereinafter defined), in an amount yielding in the aggregate for all such issuances not in excess of $5,000,000 of gross proceeds to Parent; and

                  (ii) Parent may borrow funds under loan agreements in place with its bank lenders as of the date hereof to the extent that such borrowings are not otherwise precluded hereunder.

         (b) Any debt securities issued in accordance with Section 1.11(a)(i) hereof shall reduce, on a dollar to dollar basis, the obligation of the Purchasers under the Subordinated Debt Agreement to purchase up to $15 million principal amount of subordinated debt under the Subordinated Debt Agreement.

         SECTION 1.12 Shareholders' Meeting. If a vote of the shareholders of Parent shall be required in connection with the transactions contemplated hereby, Parent shall, in accordance with the Minnesota Business Corporation Act (the "MBCA"):

         (a) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders' Meeting") as soon as practicable after execution of this Agreement;

         (b) prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and to respond promptly to any comments made by the Securities and Exchange Commission (the "SEC") with respect to the preliminary proxy statement and cause a definitive proxy statement (including any amendment or supplement thereto, the "Proxy Statement") to be mailed to its shareholders; and (y) to obtain any necessary approvals of the Merger, this Agreement, the Stock Purchase Agreement and the Subordinated Debt Agreement referenced in Section 6.2(e) and the transactions contemplated hereunder and thereunder by its shareholders as may be required by the Rules of the Nasdaq Stock Market; and

         (c) except as otherwise permitted under Section 5.8 hereof, include in the Proxy Statement, if necessary, the recommendation of the Board of Directors of Parent that shareholders of Parent vote in favor of the transactions contemplated hereby.

         SECTION 1.13 Exchange of Shares.

         (a) After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing Shares, including shares of Preferred Stock, Class A Stock, Class B Stock and Common Stock (the "Company Stock Certificates"), upon surrender thereof to Norwest Trust, N.A., or such other banking institution as shall be designated by Parent, as exchange agent (the "Exchange Agent"), shall be entitled to receive the Parent Stock and cash in lieu of fractional interests to which such holder is entitled hereunder. Until so surrendered, each outstanding Company Stock Certificate shall be deemed for all purposes, other than as provided below with respect to the payments of dividends or other distributions, if any, in respect to Parent Stock, to represent a right to receive the number of whole shares of Parent Stock into which the Shares theretofore represented thereby shall have been converted, together with payment for fractional shares. Until so surrendered, Parent may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holder of shares of Parent Stock to the holders of Company Stock Certificates; provided, however, that upon surrender and exchange of such Company Stock Certificates, there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor the amount, without interest, or dividends and other distributions, if any, which have become payable with respect to the number of whole shares of Parent Stock into which the shares theretofore represented thereby shall have been converted and which have not previously been paid, together with any payment for fractional shares required by Section 1.9 hereof. Whether or not a Company Stock Certificate is surrendered, from and after the Effective Time such certificate shall, under no circumstances, evidence, represent or otherwise constitute any stock or other interest whatsoever in the Company, the Surviving Corporation or any other person, firm or corporation other than Parent or its successors.

         (b) Any shares of Parent Stock deposited with the Exchange Agent that remain unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged his Shares for its share of the Merger Consideration prior to that time shall thereafter look only to Parent for his claim for Parent Stock, any cash in lieu of fractional shares of Parent Stock and any dividends or distributions with respect to Parent Stock. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Parent Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub, except as set forth in the letter dated the date hereof from the Company to Parent initialed by those parties (the "Company Disclosure Letter"), as follows. Any matter disclosed in the Company Disclosure Letter with respect to a specific section of this Agreement shall be deemed disclosed with respect to all sections of this Agreement to which it reasonably relates, but only to the extent such disclosure is significantly adequate to inform Parent of its relevance to such other section.

         SECTION 2.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Company Material Adverse Effect (as hereinafter defined). Part 2.1 of the Company Disclosure Letter lists all of the Company's directly or indirectly owned Subsidiaries. The term "Company Material Adverse Effect," as used in this Agreement with respect to the Company, shall mean any adverse change, circumstance or effect that, would (i) have a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby.

         SECTION 2.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or comparable organizational documents, each as amended as of the date hereof, of the Company and each of its Subsidiaries.

         SECTION 2.3 Capitalization.

         (a)      (i)      As of the date hereof, the authorized capital stock
                           of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share (the "Common
                           Stock"), 404,858 shares of class A common stock, par value $0.01 per share (the "Class A Stock"),
                           2,038,462 shares of class B common stock, par value
                           $0.01 per share (the "Class B Stock") and 5,000,000 shares of series A convertible preferred stock, par value $2.00 per share (the "Preferred Stock").

                  (ii) As of the date hereof, no shares of Common Stock, no shares of Class A Stock, 2,038,462 shares of Class B Stock and 5,000,000 shares of Preferred Stock were issued and outstanding.

                  (iii) The Company has no shares reserved for issuance, except that, as of the date hereof, there were 402,140 shares of Common Stock reserved for issuance pursuant to outstanding Company Stock Options or other awards under the Company Plans, 404,858 shares of Class A Stock reserved for issuance pursuant to the IFT Warrant, 414, 201 shares of Common Stock reserved for issuance on conversion of such shares of Class A Stock and 5,177,515 shares of Common Stock reserved for issuance on conversion of such shares of Preferred Stock, and otherwise there is no outstanding subscription, option, warrant, call, right, agreement, commitment, understanding or arrangement relating to the issuance, sale, delivery, transfer or redemption of Shares or any other shares of capital stock of the Company (including any right of conversion or exchange under any outstanding security or other instrument) other than as set forth on Part 2.3 of the Company Disclosure Letter.

                  (iv) All of the outstanding Shares are, and all Shares which may be issued pursuant to the conversion of outstanding Preferred Stock, Class A Stock, Class B Stock, and the exercise of Company Stock Options and the IFT Warrant will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.

                  (v) There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding.

                  (vi) Except as set forth on Part 2.3 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any of its Subsidiaries; or (B) provide funds (other than normal accounts or notes payable) to or make any investment in (in the form of a loan, capital contribution or otherwise) any entity other than a wholly-owned Subsidiary.

         (b) Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned of record and beneficially by the Company free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). There is no outstanding subscription, option, warrant, call, right, agreement, commitment, understanding or arrangement relating to the issuance, sale, delivery, transfer or redemption of any shares of capital stock of any Subsidiary.

         (c) All outstanding shares of Common Stock, Preferred Stock, Class A Stock and Class B Stock are owned of record and beneficially by the Stockholders and other holders as set forth on Part 2.3 of the Company Disclosure Letter free and clear of any Liens. Part 2.3 of the Company

Disclosure Letter also sets forth the number of Shares issuable upon conversion of the Preferred Stock, Class A Stock and Class B Stock and the number of Shares issuable upon exercise of the IFT Warrant.

         (d) Except as set forth on Part 2.3 of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Except as set forth on
Part 2.3 of the Company Disclosure Letter, there are no agreements among the Stockholders or between one or more Stockholders related to the Company or any of its Subsidiaries.

         (e) Each Stockholder has waived any appraisal or dissenter's rights provided pursuant to the DGCL or any resolution, agreement or commitment with respect to the transactions contemplated hereby. Each holder of Preferred Stock, Class A Stock and Class B Stock hereby agrees to receive that part of the Merger Consideration receivable by such holder hereunder in lieu of (and waives any rights to) any of the payments or other benefits (whether or not accrued) provided in the Company's certificate of incorporation, as amended, or in any other document or agreement related to such Stock.

         SECTION 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company and its stockholders and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Stockholders and, upon the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, it constitutes a valid and binding obligation of each of the Company and the Stockholders enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws now or hereinafter in effect relating to the enforcement of creditors' rights generally; and (ii) is subject to general principles of equity.

         SECTION 2.5 No Conflict; Required Filings and Consents.

         (a) Except as set forth on Part 2.5 of the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by the Company or any Stockholder, the consummation by the Company or the Stockholders of the transactions contemplated hereby or the compliance by the Company or the Stockholders with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries; (ii) assuming compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected; or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its Subsidiaries (any of the foregoing referred to in clause (ii) or this clause
(iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected, except in each case for such conflicts, violations, breaches, defaults, or Liens that would not in the aggregate have a Company Material Adverse Effect.

         (b) None of the execution, delivery or performance of this Agreement by the Company or any Stockholder, the consummation by the Company or any Stockholder of the transactions contemplated hereby or the compliance by the Company or any Stockholder with any of the provisions hereof will require any material consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any third party, or any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except (i) as set forth on Part 2.5 of the Company Disclosure Letter; (ii) for the filing and recordation of the Certificate of Merger pursuant to the DGCL; (iii) notifications required by the DGCL, which have been given; (iv) compliance with the HSR Act; and (v) where failure to obtain such Consents would not in the aggregate have a Company Material Adverse Effect.

         SECTION 2.6 Permits. Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the best of the Company's knowledge, threatened.

         SECTION 2.7 Financial Statements.

         (a) The audited consolidated financial statements of the Company for the fiscal year ended January 29, 2000 which the Company has provided to Parent present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments) in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except (i) as otherwise noted therein, including the related notes, and (ii) that transaction expenses associated with the transaction contemplated hereby and by the Stock Purchase Agreement and Subordinated Debt Agreement will be expensed through the Company at the Closing.

         (b) The unaudited consolidated interim financial statements of International Flex Technologies, Inc. ("Technologies") for the seven months ended August 26, 2000 which the Company has provided to Parent present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Technologies and its consolidated subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments) in conformity with GAAP applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

         (c) All financial statements of the Company or its Subsidiaries required to be included in the Proxy will conform to all SEC requirements.

         SECTION 2.8 Information. None of the information provided or that may be provided by the Company specifically for use in the Proxy Statement shall, at the time filed with the SEC or any other Governmental Entity, at the time mailed to Parent's shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided or that may be provided by Parent or Merger Sub specifically for use in the Proxy Statement.

         SECTION 2.9 Changes. Since August 31, 2000, except as otherwise disclosed in Part 2.9 of the Company Disclosure Letter:

         (a) there has been no Company Material Adverse Effect;

         (b) the Company has not adopted any amendment to its Certificate of Incorporation or Bylaws;

         (c) other than grants under the Company Plans and issuances upon exercise of options granted under Company Plans, neither the Company nor any Subsidiary has issued, reissued, pledged or sold, or authorized the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into, exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, capital stock; or
(ii) any other securities in respect of, in lieu of, or in substitution for, Shares or any other shares of capital stock;

         (d) neither the Company nor any of its Subsidiaries declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any of its wholly-owned Subsidiaries;

         (e) neither the Company nor any of its Subsidiaries has split, combined, subdivided, reclassified or redeemed, purchased or otherwise acquired or proposed to redeem or purchased or otherwise acquired any shares of its capital stock or any of its other securities;

         (f) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course;

         (g) there has not been the loss, damage or destruction of any material property of the Company; and

         (h) neither the Company nor its Subsidiaries has incurred any liability or provided confidential information to a third party in connection with a potential acquisition transaction by the Company or any Subsidiary of a third party.

         SECTION 2.10 Compliance with Laws. (i) The Company and its Subsidiaries are in compliance, in all material respects, with any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which affects the business, properties or assets of the Company and its Subsidiaries, the non-compliance with which would have a Company Material Adverse Effect; and (ii) no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries alleging any such violation. To the best of the knowledge of the Company, all material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

         SECTION 2.11 Litigation. There are no material suits, claims, actions, proceedings, including arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the best of the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries before any Governmental Entity that would have a Company Material Adverse Effect.

         SECTION 2.12 Employee Plans and Arrangements.

         (a) Part 2.12 of the Company Disclosure Letter lists each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan") and "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan"), in each case maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Company Commonly Controlled Entity") for the benefit of any present or former employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has maintained, or incurred any liability whatsoever, with respect to a multi-employer plan (as defined in Section 4001(a)(3) of ERISA).

The Company has made available to Parent true, complete and correct copies of
(i) each Pension Plan and Welfare Plan (collectively, the "Benefit Plans"); (ii) the most recent annual report on Form 5500 as filed with the Internal Revenue Service with respect to each applicable Benefit Plan; (iii) the most recent summary plan description (or similar document) with respect to each applicable Benefit Plan; (iv) the most recent actuarial report or valuation with respect to each plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA); and (v) each trust agreement relating to any Benefit Plan.

         (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. To the best of the knowledge of the Company and except where a failure would not have a Company Material Adverse Effect, the Company, its Subsidiaries and all the Benefit Plans are in compliance, in all material respects, with the applicable provisions of ERISA, the Code, and all other laws, ordinances or regulations of any Governmental Entities. To the Company's knowledge, there are no investigations by any Governmental Entities, termination proceedings or other claims (except claims for benefits payable in the normal operations of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan.

         (c) All contributions to the Benefit Plans required to be made by the Company or any of its Subsidiaries in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable,
Section 302 of ERISA or Section 412 of the Code, have been made, there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan and no Pension Plan had an "accumulated funding deficiency" within the meaning of
Section 412(a) of the Code as of the end of the most recently completed plan year.

         (d) Except as set forth in Part 2.12 of the Company Disclosure Letter,
(i) each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and each related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; (ii) no such determination letter has been revoked, and revocation has not been threatened; (iii) to the Company's knowledge, no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such

Pension Plan; and (iv) such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, increase its cost or require security under
Section 307 of ERISA. The Company has made available to Parent a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.

         (e) No non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; no Pension Plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation ("PBGC"); and none of the Company, any of its Subsidiaries or any trustee, administrator or other fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company, any such Subsidiary or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

         (f) No Company Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the PBGC (other than for the payment of premiums not yet due).

         (g) No Company Commonly Controlled Entity has (i) engaged in a transaction described in Section 4069 of ERISA that could subject the Company to a liability at any time after the date hereof; or (ii) acted in a manner that could, or failed to act so as to, result in fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

         (h) The Company and its Subsidiaries comply with the applicable requirements of parts 6 and 7 of subtitle B of Title I of ERISA ((S)(S) 601 et seq.) with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

         (i) Part 2.12 of the Company Disclosure Letter lists (i) all employment agreements between the Company or any of its Subsidiaries and any of their respective directors officers or employees; (ii) all agreements and plans pursuant to which any director, officer or employee of the Company or any of its Subsidiaries is entitled to benefits upon termination of their employment or a change in control of the Company; (iii) all Company Plans; and (iv) all bonus, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other fringe benefit or employee benefit plans, programs or arrangements of the Company or any of its Subsidiaries.

         (j) Except as disclosed in Part 2.12 of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the Code.

         SECTION 2.13 Assets. The Company and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of August 26, 2000, except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of August 26, 2000 which have been sold or otherwise disposed of in the ordinary course of business after such date and except where the failure to have such good, valid and marketable title would not have a Company Material Adverse Effect; and (ii) all the tangible properties and assets purchased by the Company and any of its Subsidiaries since August 26, 2000, except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business and except where the failure to have such good, valid and marketable title would not have a Company Material Adverse Effect; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (A) liens reflected in or securing obligations reflected in the consolidated balance sheet as of August 26, 2000; (B) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and (C) exceptions to title set forth in owners' policies of title insurance naming the Company or any of its Subsidiaries as insureds.

         SECTION 2.14 No Undisclosed Liabilities. Except (a) as disclosed in the Company's consolidated balance sheet as of August 26, 2000 or the schedules thereto or the Company Disclosure Letter; and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since August 26, 2000; or (ii) pursuant to the terms of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, accrued, contingent or otherwise, required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company (including the notes thereto), which, individually or in the aggregate, would have a Company Material Adverse Effect.

         SECTION 2.15 Intellectual Property.

         (a) To the best of the knowledge of the Company, the Company and its Subsidiaries own or have the right to use all Intellectual Property (as defined herein) necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted and consistent with past practice and such ownership and right to use shall not be affected by the transactions contemplated by this Agreement. Part 2.15 of the Company Disclosure Letter lists all registered trademarks, patents and patent applications owned by the Company or its Subsidiaries or used in the business and identifies the party from which the same is licensed.

         (b) Except as set forth in Part 2.15 of the Company Disclosure Letter, to the best of the knowledge of the Company, (i) all of the registered Intellectual Property owned by the Company and its Subsidiaries is subsisting and unexpired, free of all Liens, other than Liens that would not have a Company Material Adverse Effect, has not been abandoned; and (ii) does not infringe the Intellectual Property rights of any third party.

         (c) Except as set forth in Part 2.15 of the Company Disclosure Letter,
(i) none of the Intellectual Property owned by the Company and its Subsidiaries is the subject of any license, security interest or other agreement granting rights therein to any third party (except for contracts relating to data, databases or software licensed to third parties in the ordinary course of Company's or its Subsidiaries' businesses); (ii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company;
(iii) the Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property; and (iv) the Company and its Subsidiaries take reasonable steps to protect, maintain and safeguard the Intellectual Property owned by the Company, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have caused their employees to execute agreements in connection with the foregoing.

         (d) The rights granted under that certain Intellectual Property Agreement with International Business Machines Corporation ("IBM") allow the production by the Company or its Subsidiaries of the products currently produced by any of them, including products known as "flip chip" and "multi-layer."

         (e) For purposes of this Agreement "Intellectual Property" shall mean all material rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including (i) all (A) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protections; (B) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (C) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (D) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

         SECTION 2.16 Taxes. The Company and each of its Subsidiaries have (i) filed all Tax Returns which they are required to file under applicable laws and regulations; (ii) paid all Taxes which have become due and payable; and (iii) accrued as a liability on the balance sheet included in the Company's financial statements described in Section 2.7 hereof, all Taxes which were accrued but not yet due and payable as of the date thereof. For purposes of this Agreement, "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, conveyance, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, commercial reit, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind, including any interest or penalties in respect of the foregoing, and "Tax Returns" shall mean returns, declarations, reports, information returns, or other documents filed or required to be filed in connection with the determination, assessment or collection of Taxes of any person or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         SECTION 2.17 Environmental Laws and Regulations. Except as disclosed in
Part 2.17 of the Company Disclosure Letter:

         (a) The Company and its Subsidiaries hold and are in compliance in all material respects with all Environmental Permits (as hereinafter defined), and, to the best of the knowledge of the Company, the Company and its Subsidiaries are otherwise in compliance in all material respects with all Environmental Laws (as hereinafter defined). Neither the Company nor any of its Subsidiaries is a "Responsible Party" or responsible for any "Remediation" resulting from any "Tenant Contamination," as each such term is defined in that certain Real Estate Lease Agreement dated January 25, 1999 with IBM, as amended.

         (b) As of the date hereof, there is no pending Environmental Claim (as hereinafter defined) against the Company or any of its Subsidiaries and, to the best of the Company's knowledge, there is no such threatened Environmental Claim.

         (c) Neither the Company nor any of its Subsidiaries has entered into any consent decree, consent order or consent agreement under any Environmental Law that would have a Company Material Adverse Effect.

         (d) To the best of the Company's knowledge, there are no (i) underground storage tanks; (ii) polychlorinated biphenyls; (iii) friable asbestos or asbestos-containing materials; (iv) sumps; (v) surface impoundments;
(vi) landfills; or (vii) sewers or septic systems present at any facility currently owned, leased, operated or otherwise used by the Company or any of its Subsidiaries the presence of which would have a Company Material Adverse Effect.

         (e) To the best of the knowledge of the Company or any of its Subsidiaries, there are no past (including with respect to assets or businesses formerly owned, leased or operated by the Company or any of its Subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, the occurrence of which is in violation of the Environmental Laws.

         (f) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its Subsidiaries, as currently conducted, following such consummation.

         (g) To the extent required by GAAP, the Company and its Subsidiaries have accrued or otherwise provided for all damages, liabilities, penalties or costs that they may incur in connection with any claim pending or threatened against them, or any requirement that is or may be applicable to them, under any Environmental Laws, and such accrual or other provision is reflected in the Company's most recent consolidated financial statements.

         (h) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Environmental Claim" shall mean any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (C) otherwise relating to obligations or liabilities under any Environmental Laws; (ii) "Environmental Permits" shall mean all material permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses on the date hereof and consistent with past practices;
(iii) "Environmental Laws" shall mean all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment or the effect of Hazardous Material on human health, including the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws, in each case in effect on the date hereof; and (iv) "Hazardous Materials" shall mean all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated as hazardous or toxic pursuant to any Environmental Law.

         SECTION 2.18      Contracts; Indebtedness; Bank Accounts.

         (a) All contracts, agreements, guarantees, leases and executory commitments other than Plans (each, a "Contract") that are material to the Company and its Subsidiaries, taken as a whole (each, a "Material Contract") are valid and binding obligations of the Company and, to the best of the knowledge of the Company and its Subsidiaries, the valid and binding obligation of each other party thereto. Neither the Company nor, to the best of the knowledge of the Company and its Subsidiaries, any other party thereto, is in violation of or in default in any material respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Material Contract unless such violation or default would not have a Company Material Adverse Effect.

         (b) The Company has made available to Parent and its representatives true, correct and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Specified Contracts"): (i) contracts with any directors, officers, key employees or Affiliates of the Company; (ii) collective bargaining agreements for which the Company or any of its domestic Subsidiaries is a party;
(iii) pending contracts (A) for the sale of any of the assets of Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business or (B) for the grant to any person of any preferential rights to purchase any of its assets, other than in the ordinary course of business; (iv) contracts which restrict, in any material respect, the Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area; (v) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money involving indebtedness for borrowed money; (vi) contracts with any stockholders or group of stockholders of Company beneficially owning 5% or more of the Company's outstanding capital stock on the date hereof; (vii) acquisition, merger, asset purchase or sale agreements entered into since the Company's inception (other than agreements for the purchase and sale of materials or products in the ordinary course of business); (viii) contracts relating to any material joint venture, partnership, strategic alliance or other similar agreement; (ix) licenses, whether the Company is licensee or licensor, and material leases; and (x) all other agreements, contracts or instruments entered into which, to the best of the knowledge of the Company, are material to the Company and its Subsidiaries taken as a whole. There are no services or products provided to the Company or any Subsidiary by IBM which cannot be performed or produced internally by the Company or its Subsidiaries or which cannot be purchased from a third party, in each case, without any increase in cost or material delay or adverse consequence to the operations of their respective businesses.

         (c) Part 2.18 of the Company Disclosure Letter provides accurate and complete information (including amount and name of payee) with respect to all Indebtedness of the Company or any of its Subsidiaries as of August 26, 2000. For purposes hereof, "Indebtedness" of any person shall mean all items of indebtedness of such person for borrowed money and purchase money indebtedness, including, without limitation, capitalized lease obligations which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of the balance sheet of such person as of the date as of which indebtedness is to be determined, and shall also include all Contingent Obligations. For purposes hereof, "Contingent Obligation" shall mean, as applied to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to any Indebtedness, capital lease (other than as lessor), dividend, letter of credit, surety bond or other obligation of another, including, without limitation, any such obligation, directly or indirectly, guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that person, or in respect of which that person is otherwise, directly or indirectly, liable. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

         (d) Part 2.18 of the Company Disclosure Letter provides the account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account with respect to each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution.

         SECTION 2.19 Non-Competition Agreements. Neither the Company nor any of its Subsidiaries is a party or is otherwise subject to any agreement which (i) purports to restrict or prohibit in any material respect any of them or any corporation affiliated with any of them from, directly or indirectly, engaging in any business currently engaged in by the Company or any of its affiliates; or
(ii) would restrict or prohibit, in any material respect, the Company or any of its Subsidiaries from engaging in such business.

         SECTION 2.20 Interested Party Transactions. No member, manager, officer or affiliate of the Company or any of its Subsidiaries has or has had, directly or indirectly, (i) an economic interest in any person which has furnished or sold or furnishes or sells services or products that the Company or one of its

Subsidiaries furnishes or sells or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to the Company or any one of its Subsidiaries any goods or services; (iii) any economic interest in any contract or lease with the Company or any one of its Subsidiaries; or (iv) any contractual or other arrangement with the Company or one of its Subsidiaries; provided however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest" in any "person" for purposes of this
Section 2.20.

         SECTION 2.21 Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with nationally recognized insurance carriers, provide coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount appropriate for the business conducted by the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 2.22 Brokers. Except as provided in Part 2.22 of the Company Disclosure Letter, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement or any other transactions which have not been paid in full.

         SECTION 2.23 No Affiliates. The Company is not an "interested shareholder" of Parent or an "affiliate" or "associate" thereof as such terms are defined in Section 302A.011 of the MBCA resulting from any share purchase, contract, arrangement or understanding, other than this Agreement, the Stock Purchase Agreement or any acquisition of shares approved by a committee of the Board of Directors of Parent as required in Section 302A.673, subdivision 1(d) of the MBCA.

         SECTION 2.24 Disclosure. The representations, warranties and other statements of the Company and the Stockholders contained in this Agreement and the other certificates furnished to Parent by or on behalf of the Company or the Stockholders pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or, to the best of the knowledge of the Company and the Stockholders, omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances made, not materially misleading as of the date hereof.

         SECTION 2.25 Knowledge. Whenever a representation or warranty made by the Company herein refers to the best of the knowledge of the Company or its Subsidiaries, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Company or its Subsidiaries and the Stockholders.

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each of the Stockholders hereby represents and warrants to Parent, with respect to Sections 3.2, 3.3, 3.5 and 3.6 hereof, severally and not jointly and only to the extent such representations or warranties relate specifically to such Stockholder, and, with respect to Sections 3.1 and 3.4 hereof, jointly and severally, as follows:

         SECTION 3.1 Capitalization. The representations and warranties set forth in Section 2.3(a), (b), (d) and (e) hereof are true and correct.

         SECTION 3.2 Title. Each of the Stockholders owns of record and beneficially the shares of Preferred Stock and Class B Stock as set forth on
Part 2.3 of the Company Disclosure Letter, free and clear of any Liens.

         SECTION 3.3 Investment Representations. Each of the Stockholders represents, warrants and acknowledges: (i) that he is acquiring the Parent Stock hereunder for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution thereof, nor with any present intention of selling or otherwise disposing of the same; (ii) that he is an "accredited investor" (as that term is defined in Rule 501 promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act"); and
(iii) that he is fully informed that the shares of Parent Stock sold hereunder are being sold pursuant to a private offering exemption under the Securities Act and are not being registered under the Securities Act or under the securities or Blue Sky laws of any state or foreign jurisdiction, and that such shares must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities or Blue Sky laws, or unless an exemption from registration is available thereunder, and that Parent has no obligation to register such shares (subject to the Registration Rights Agreement referenced in Section 5.10 hereof). Each certificate representing shares of Parent Stock shall bear legends substantially in the following form:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE
                  HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL
                  SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR
                  AN OPINION OF COUNSEL SATISFACTORY TO THE
                  COMPANY IS OBTAINED TO THE EFFECT THAT SUCH
                  REGISTRATION IS NOT REQUIRED."

                  "THE CORPORATION WILL FURNISH TO ANY
                  SHAREHOLDER, UPON REQUEST AND WITHOUT
                  CHARGE, A FULL STATEMENT OF THE
                  DESIGNATIONS, PREFERENCES, LIMITATIONS AND
                  RELATIVE RIGHTS OF THE SHARES OF EACH CLASS
                  OR SERIES OF CAPITAL STOCK AUTHORIZED TO BE
                  ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED,
                  AND THE AUTHORITY OF THE BOARD TO DETERMINE
                  THE RELATIVE RIGHTS AND PREFERENCES OF THE
                  SUBSEQUENT CLASSES OR SERIES."

                  "THIS CERTIFICATE ALSO EVIDENCES AND
                  ENTITLES THE HOLDER HEREOF TO CERTAIN RIGHTS
                  AS SET FORTH IN THE RIGHTS AGREEMENT BETWEEN
                  SHELDAHL, INC. AND NORWEST BANK MINNESOTA,
                  N.A. DATED AS OF JUNE 16, 1996 AND AMENDED
                  ON JULY 25, 1998 AND NOVEMBER 10, 2000, (THE
                  "RIGHTS AGREEMENT"), THE TERMS OF WHICH ARE
                  HEREBY INCORPORATED HEREIN BY REFERENCE AND
                  A COPY OF WHICH IS ON FILE AT THE PRINCIPAL
                  OFFICES OF SHELDAHL, INC. UNDER CERTAIN
                  CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS
                  AGREEMENT, SUCH RIGHTS WILL BE EVIDENCED BY
                  SEPARATE CERTIFICATES AND WILL NO LONGER BE
                  EVIDENCED BY THIS CERTIFICATE. SHELDAHL,
                  INC. WILL MAIL TO THE HOLDER OF THIS
                  CERTIFICATE A COPY OF THE RIGHTS

                  AGREEMENT WITHOUT CHARGE PROMPTLY AFTER
                  RECEIPT OF A WRITTEN REQUEST THEREFOR. UNDER
                  CERTAIN CIRCUMSTANCES, RIGHTS ISSUED TO, OR
                  HELD BY, AN ACQUIRING PERSON, OR AN
                  AFFILIATE OR ASSOCIATE THEREOF (AS SUCH
                  TERMS ARE DEFINED IN THE RIGHTS AGREEMENT)
                  AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY
                  BECOME NULL AND VOID.

         SECTION 3.4 No Affiliates. No Stockholder is an "interested shareholder" of Parent or an "affiliate" or "associate" thereof as such terms are defined in Section 302A.011 of the MBCA resulting from any share purchase, contract, arrangement or understanding, other than this Agreement, the Stock Purchase Agreement or any acquisition of shares approved by a committee of the Board of Directors of Parent as required in Section 302A.673, subdivision 1(d) of the MBCA.

         SECTION 3.5 Beneficial Ownership. At and after the Effective Time, after giving effect to the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Subordinated Debt Agreement, except as provided in Part 3.5 of the Company Disclosure Letter, no Stockholder shall be a Beneficial Owner of fifteen percent (15%) or more of the outstanding shares of Parent Stock. For purposes of this Section 3.5, "Beneficial Owner" shall have the meaning set forth in Section 1(d) of the Rights Agreement dated June 16, 1996, as amended, by and between Parent and Norwest Bank Minnesota, N.A. (the "Rights Agreement").

         SECTION 3.6 Disclosure. Each Stockholder represents that such Stockholder has not in bad faith failed to inform Parent that such Stockholder has knowledge that the representations and warranties of the Company are not true and correct in all material respects.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company, except as set forth in the letter dated the date hereof from Parent to the Company initialed by those parties (the "Parent Disclosure Letter"), as follows. Any matter disclosed in the Parent Disclosure Letter with respect to a specific section of this Agreement shall be deemed disclosed with respect to all sections of this Agreement to which it reasonably relates, but only to the extent such disclosure is significantly adequate to inform the Company of its relevance to such other section.

         SECTION 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent's Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Except as set forth on Part
4.1 of the Parent Disclosure Letter, each of Parent and its Subsidiaries has the requisite power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Parent Material Adverse Effect (as hereinafter defined). Part 4.1 of the Parent Disclosure Letter lists all of Parent's directly or indirectly owned Subsidiaries. The term "Parent Material Adverse Effect," as used in this Agreement with respect to Parent, shall mean any adverse change, circumstance or effect that would (i) have a material adverse effect on the business, financial condition, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the ability of Parent to consummate the transactions contemplated hereby, other than any delays occasioned by SEC review of the Proxy Statement.

         SECTION 4.2 Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the Articles of Incorporation and the Bylaws or comparable organizational documents, each as amended as of the date hereof, of Parent.

         SECTION 4.3 Capitalization.

         (a) (i) As of the close of business on November 1, 2000, the authorized capital stock of Parent consists of 50,000,000 Common Shares (the "Common Shares") and 500,000 shares of Preferred Stock, $1.00 par value per share ("Parent Preferred Stock"), consisting of 150,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share ("Series A Preferred"), 15,000 shares of Series B Convertible Preferred Stock, $1.00 par value per share ("Series B Preferred"), 32,917 shares of Series D Preferred, 10,000 shares of Series E Preferred and 7,000 shares of Series F Preferred.

                  (ii) As of the close of business on November 1, 2000, 12,069,550 Common Shares, no shares of Series A Preferred, no shares of Series B Preferred, 32,353 shares of Series D Preferred, 8,060 shares of Series E Preferred and 1,800 shares of Series F Preferred were issued and outstanding.

                  (iii) As of the close of business on November 1, 2000, Parent had no shares reserved for issuance except as otherwise disclosed in Part 4.3 of the Parent Disclosure Letter. In addition, as of October 24, 2000,2,023,461 Common Shares were issuable on exercise of outstanding options or other awards under option plans and outstanding warrants and 6,905,709 Common Shares were issuable on conversion of the Series D, E and F Preferred, excluding shares to be issued as dividends pursuant to the terms of such Preferred, and there were 150,000 shares of Series A Preferred reserved for issuance upon exercise of the rights (the "Rights") issued pursuant to the Rights Agreement.

                  (iv) There is no outstanding subscription, option, warrant, call, right, agreement, commitment, understanding or arrangement relating to the issuance, sale, delivery, transfer or redemption of Common Shares or any other shares of capital stock of Parent (including any right of conversion or exchange under any outstanding security or other instrument) other than as set forth on Part 4.3 of the Parent Disclosure Letter.

                  (v) Since September 1, 2000, Parent has not issued any shares of capital stock except pursuant to the exercise of options and warrants outstanding as of such date or conversion of or payment of dividends with respect to Series D, E or F Preferred.

                  (vi) All of the outstanding Common Shares and Series D, E or F Preferred are, and all Common Shares and Series D, E or F Preferred which may be issued pursuant to the exercise of Parent's outstanding options and warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.

                  (vii) There is no Voting Debt of Parent or any of its Subsidiaries issued and outstanding.

                  (viii) Except as set forth on Part 4.3 of the Parent Disclosure Letter, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any Common Shares or the capital stock of Parent or any of its Subsidiaries; or (ii) provide funds (other than normal accounts or notes payable) to or make any investment in (in the form of a loan, capital contribution or otherwise) any entity other than a wholly-owned Subsidiary.

         (b) Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned of record and beneficially by Parent free and clear of any Lien, other than any security interest therein held by Wells Fargo Bank N.A. There is no outstanding subscription, option, warrant, call, right, agreement, commitment, understanding or arrangement relating to the issuance, sale, delivery, transfer or redemption of any shares of capital stock of any Subsidiary.

         (c) Except as set forth on Part 4.3 of the Parent Disclosure Letter, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

         SECTION 4.4 Authority Relative to this Agreement. Except as set forth on Part 4.4 of the Parent Disclosure Letter, each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Board of Directors of Parent and Merger Sub and by Parent as shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, upon the due and valid authorization, execution and delivery of this Agreement by the Company and the Stockholders, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws now or hereinafter in effect relating to the enforcement of creditors' rights generally; and (ii) is subject to general principles of equity.

         SECTION 4.5 No Conflict; Required Filings and Consents.

         (a) Except as set forth on Part 4.5 of the Parent Disclosure Letter, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or the compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent, its Subsidiaries or Merger Sub; (ii) except for the matters referred to in clauses (i) through (v) of section 4.5(b) hereof, conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent, Merger Sub, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected; or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub, or any of their Subsidiaries, is a party or by which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties may be bound or affected except in each case for such conflicts, violations, breaches, defaults or Liens that would not in the aggregate have a Parent Material Adverse Effect.

         (b) None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or the compliance by Parent and Merger Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the

Exchange Act; (ii) for the filing and recordation of a Certificate of Merger pursuant to the DGCL; (iii) notifications required by the MBCA; (iv) compliance with the HSR Act and the Rules of the Nasdaq Stock Market; and (v) where failure to obtain such Consents would not in the aggregate have a Parent Material Adverse Effect.

         SECTION 4.6 SEC Reports; Financial Statements.

         (a) Except as provided in Part 4.6 of the Parent Disclosure Letter, Parent has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by Parent with the SEC since January 1, 1998 (the "SEC Reports"). Except as provided in Part
4.6 of the Parent Disclosure Letter, as of their respective dates, the SEC Reports (including any financial statements or schedules included therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports.

         (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the SEC Reports and the unaudited financial statements for the 12 months ended September 1, 2000, which Parent has provided to the Company, present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments) in conformity with GAAP applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

         SECTION 4.7 Permits. Except as provided in Part 4.7 of the Parent Disclosure Letter, each of Parent and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the best of Parent's knowledge, threatened.

         SECTION 4.8 Information. None of the information provided or that may be provided by Parent or Merger Sub specifically for use in the Proxy Statement shall, at the time filed with the SEC or any other Governmental Entity, at the time mailed to Parent's shareholders at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub make any representation or warranty with respect to any information provided or that may be provided by the Company specifically for use in such documents. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.9 Changes. Since September 1, 2000, except as otherwise disclosed in Part 4.9 of the Parent Disclosure Letter:

         (a) there has been no Parent Material Adverse Effect;

         (b) Parent has not adopted any amendment to its Articles of Incorporation or Bylaws;

         (c) other than grants under the Parent's Stock Plans and issuances upon exercise of options granted under Parent's Stock Plans, neither Parent nor any Subsidiary has issued, reissued, pledged or sold, or authorized the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into, exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, capital stock; or
(ii) any other securities in respect of, in lieu of, or in substitution for, shares or any other shares of capital stock;

         (d) neither Parent nor any of its Subsidiaries declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between Parent and any of its wholly-owned Subsidiaries;

         (e) neither Parent nor any of its Subsidiaries has split, combined, subdivided, reclassified or redeemed, purchased or otherwise acquired or proposed to redeem or purchased or otherwise acquired any shares of its capital stock or any of its other securities;

         (f) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course; and

         (g) there has not been the loss, damage or destruction of any material property of Parent.

         SECTION 4.10 Compliance with Laws. Except as set forth in Part 4.10 of the Parent Disclosure Letter, (i) Parent and its Subsidiaries are in compliance, in all material respects, with any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which affects the business, properties or assets of Parent and its Subsidiaries, the non-compliance with which would have a Parent Material Adverse Effect; and
(ii) no notice, charge, claim, action or assertion has been received by Parent or any of its Subsidiaries or has been filed, commenced or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries alleging any such violation. To the best of the knowledge of Parent, except as provided in
Part 4.7 of the Parent Disclosure Letter, all material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

         SECTION 4.11 Litigation. Except as set forth in the SEC Reports, or
Part 4.11 of the Parent Disclosure Letter, as of the date hereof, there are no material suits, claims, actions, proceedings, including arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the best of the knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity that would have a Parent Material Adverse Effect.

         SECTION 4.12 Employee Plans and Arrangements.

         (a) Part 4.12 of the Parent Disclosure Letter lists each Pension Plan and Welfare Plan, in each case maintained or contributed to, or required to be maintained or contributed to, by Parent, any of its Subsidiaries or any other person that, together with Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Parent Commonly Controlled Entity") for the benefit of any present or former employees of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has maintained, or incurred any liability whatsoever, with respect to a multi-employer plan (as defined in Section 4001(a)(3) of ERISA). Parent has made available to the Company true, complete and correct copies of (i) each Benefit Plan; (ii) the most recent annual report on Form 5500 as filed with the Internal Revenue Service with respect to each applicable Benefit Plan; (iii) the most recent summary plan description (or similar document) with respect to each applicable Benefit Plan;
(iv) the most recent actuarial report or valuation with respect to each plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA); and (v) each trust agreement relating to any Benefit Plan.

         (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. To the best of the knowledge of Parent and except where a failure would not have a Parent Material Adverse Effect, Parent, its Subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, and all other laws, ordinances or regulations of any Governmental Entities. To the best knowledge of Parent, there are no investigations by any Governmental Entities, termination proceedings or other claims (except claims for benefits payable in the normal operations of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan.

         (c) All contributions to the Benefit Plans required to be made by Parent or any of its Subsidiaries in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable,
Section 302 of ERISA or Section 412 of the Code, have been made, there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan and no Pension Plan had an "accumulated funding deficiency" within the meaning of
Section 412(a) of the Code as of the end of the most recently completed plan year.

         (d) Except as set forth on Part 4.12 of the Parent Disclosure Letter,
(i) each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and each related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; (ii) no such determination letter has been revoked, and revocation has not been threatened; (iii) to the best knowledge of Parent, no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Pension Plan; and (iv) such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, increase its cost or require security under
Section 307 of ERISA. Parent has made available to the Company a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.

         (e) No non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; no Pension Plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day notice requirement has not been waived by the PBGC; and none of Parent, any of its Subsidiaries or any trustee, administrator or other fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject Parent, any such Subsidiary or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

         (f) No Parent Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the PBGC (other than for the payment of premiums not yet due).

         (g) No Parent Commonly Controlled Entity has (i) engaged in a transaction described in Section 4069 of ERISA that could subject Parent to a liability at any time after the date hereof; or (ii) acted in a manner that could, or failed to act so as to, result in fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

         (h) Parent and its Subsidiaries comply with the applicable requirements of parts 6 and 7 of subtitle B of Title I of ERISA ((S)(S) 601 et seq.) with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

         (i) Part 4.12 of the Parent Disclosure Letter lists (i) all employment agreements between Parent or any of its Subsidiaries and any of their respective directors officers or employees; (ii) all agreements and plans pursuant to which any director, officer or employee of Parent or any of its subsidiaries is entitled to benefits upon termination of their employment or a change in control of Parent; (iii) all Parent's Option Plans, and (iv) all bonus, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other fringe benefit or employee benefit plans, programs or arrangements of Parent or any of its Subsidiaries.

         (j) Except as set forth on Part 4.12(j) of the Parent Disclosure Letter, there is no contact, agreement, plan or arrangement covering any employee of Parent or any of its Subsidiaries that (i) requires the payment of severance, termination, bonus or other benefits, or accelerated vesting of benefits, for any employee solely as a result of the transactions contemplated by this Agreement, or (ii) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

         SECTION 4.13 Assets. Except as set forth in Part 4.13 of the Parent Disclosure Letter, Parent and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of August 27, 1999 contained in the SEC Reports, except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of August 27, 1999 contained in the SEC Reports which have been sold or otherwise disposed of in the ordinary course of business after such date and except where the failure to have such good, valid and marketable title would not have a Parent Material Adverse Effect; and (ii) all the tangible properties and assets purchased by Parent and any of its Subsidiaries since August 27, 1999, except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business and except where the failure to have such good, valid and marketable title would not have a Parent Material Adverse Effect; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (A) liens reflected in or securing obligations reflected in the consolidated balance sheet as of August 27, 1999 or May 26, 2000 contained in the SEC Reports, (B) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Parent or any of its Subsidiaries in the operation of its respective business, (C) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, and (D) such encumbrances, liens, charges or other restrictions which could not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.14 No Undisclosed Liabilities. Except (a) as disclosed in Parent's consolidated balance sheet as of September 1, 2000 or the schedules thereto or the Parent Disclosure Letter; and (b) for liabilities and obligations

(i) incurred in the ordinary course of business and consistent with past practice since August 27, 1999; or (ii) pursuant to the terms of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, accrued, contingent or otherwise, required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Parent (including the notes thereto) which, individually or in the aggregate, would have a Parent Material Adverse Effect

         SECTION 4.15 Intellectual Property. Except as provided in Part 4.15 of the Parent Disclosure Letter:

         (a) To the best of the knowledge of Parent, Parent and its Subsidiaries own or have the right to use all Intellectual Property necessary for Parent and its Subsidiaries to conduct their business as it is currently conducted and consistent with past practice and such ownership and right to use shall not be affected by the transactions contemplated by this Agreement.

         (b) Except as set forth in Part 4.15 of the Parent Disclosure Letter, to the best of the knowledge of Parent, (i) all of the registered Intellectual Property owned by Parent and its Subsidiaries is subsisting and unexpired, free of all Liens, other than Liens that would not have a Parent Material Adverse Effect, has not been abandoned; and (ii) does not infringe the Intellectual Property rights of any third party. Except as set forth in Part 4.15 of the Parent Disclosure Letter, (i) none of the Intellectual Property owned by Parent and its Subsidiaries is the subject of any license, security interest or other agreement granting rights therein to any third party (except for contracts relating to data, databases or software licensed to third parties in the ordinary course of Parent's or its Subsidiaries' businesses); (ii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or Parent's or its Subsidiaries' rights in and to, any Intellectual Property owned by Parent; (iii) Parent has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or Parent's or its Subsidiaries' rights in and to, any Intellectual Property; and (iv) Parent and its Subsidiaries take reasonable steps to protect, maintain and safeguard the Intellectual Property owned by Parent, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have caused their employees to execute agreements in connection with the foregoing.

         SECTION 4.16 Taxes. Parent and each of its Subsidiaries have (i) filed all Tax Returns which they are required to file under applicable laws and regulations; (ii) paid all Taxes which have become due and payable; and (iii) accrued as a liability on the balance sheet included in Parent's financial statements described in Section 4.5 hereof all Taxes which were accrued but not yet due and payable as of the date thereof, except for failures to take any such actions which, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent has provided the Company with information, that is complete and correct in all material respects, with respect to Parent's net operating loss carry forwards and other tax attributes.

         SECTION 4.17 Environmental Laws and Regulations. Except as disclosed in
Part 4.17 of the Parent Disclosure Letter:

         (a) Parent and its Subsidiaries hold and are in compliance in all material respects with all Environmental Permits, and, to the best of the knowledge of Parent, Parent and its Subsidiaries are otherwise in compliance in all material respects with all Environmental Laws;

         (b) As of the date hereof, there is no pending Environmental Claim against Parent or any of its Subsidiaries and, to the best of the knowledge of Parent, there is no such threatened Environmental Claim;

         (c) Neither Parent nor any of its Subsidiaries has entered into any consent decree, consent order or consent agreement under any Environmental Law that would have a Parent Material Adverse Effect;

         (d) To the best of the knowledge of Parent, there are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills, or (G) sewers or septic systems present at any facility currently owned, leased, operated or otherwise used by Parent or any of its Subsidiaries the presence of which would have a Parent Material Adverse Effect;

         (e) To the best of the knowledge of Parent or any of its Subsidiaries, there are no past (including with respect to assets or businesses formerly owned, leased or operated by Parent or any of its Subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials the occurrence of which would have a Parent Material Adverse Effect;

         (f) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of Parent or its Subsidiaries, as currently conducted, following such consummation;

         (g) To the extent required by GAAP, Parent and its Subsidiaries have accrued or otherwise provided for all damages, liabilities, penalties or costs that they may incur in connection with any claim pending or threatened against them, or any requirement that is or may be applicable to them, under any Environmental Laws, and such accrual or other provision is reflected in Parent's most recent consolidated financial statements included in the SEC Reports filed prior to the date hereof.

         SECTION 4.18 Contracts; Debt Instruments.

         (a) All Contracts that are material to Parent and its Subsidiaries, taken as a whole (each, a "Parent Material Contract") are valid and binding obligations of Parent and, to the best of the knowledge of Parent and its Subsidiaries, the valid and binding obligation of each other party thereto. Except as disclosed in Part 4.18 of the Parent Disclosure Letter, neither Parent nor, to the best of the knowledge of Parent and its Subsidiaries, any other party thereto, is in violation of or in default in any material respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Material Contract unless such violation or default would not have a Parent Material Adverse Effect.

         (b) Parent has made available to the Company and its representatives true, correct and complete copies of all of the following contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Parent Specified Contracts"): (i) contracts with any directors, officers, key employees or Affiliates of Parent; (ii) collective bargaining agreements for which Parent or any of its domestic Subsidiaries is a party; (iii) pending contracts (A) for the sale of any of the assets of Parent or any of its Subsidiaries, other than contracts entered into in the ordinary course of business, or (B) for the grant to any person of any preferential rights to purchase any of its assets, other than in the ordinary course of business; (iv) contracts which restrict, in any material respect, Parent or any of its Subsidiaries from competing in any line of business or with any person in any geographical area; (v) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money involving indebtedness for borrowed money; (vi) contracts with any stockholders or group of stockholders of Parent beneficially owning 5% or more of Parent's outstanding capital stock on the date hereof; (vii) material acquisition, merger, asset purchase or sale agreements entered into since January 1, 1997 (other than agreements for the purchase and sale of materials or products in the ordinary course of business);
(viii) contracts relating to any material joint venture, partnership, strategic alliance or other similar agreement; (ix) licenses, whether Parent is licensee or licensor, and material leases; and (x) all other agreements, contracts or instruments entered into which, to the best of the knowledge of Parent, are material to Parent and its Subsidiaries taken as a whole.

         (c) Part 4.18 of the Parent Disclosure Letter provides accurate and complete information (including amount and name of payee) with respect to all Indebtedness of Parent or any of its Subsidiaries as of September 1, 2000.

         SECTION 4.19 Non-Competition Agreements. Except as provided in Part
4.19 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries is a party or is otherwise subject to any agreement which (i) purports to restrict or prohibit in any material respect any of them or any corporation affiliated with any of them from, directly or indirectly, engaging in any business currently engaged in by Parent or any of its affiliates; or (ii) would restrict or prohibit, in any material respect, Parent or any of its Subsidiaries from engaging in such business.

         SECTION 4.20 Interested Party Transactions. Except as provided in the SEC Reports or set forth in Part 4.20 of the Parent Disclosure Letter, no member, manager, officer or affiliate of Parent or any of its Subsidiaries has or has had, directly or indirectly, (i) an economic interest in any person which has furnished or sold or furnishes or sells services or products that Parent or one of its Subsidiaries furnishes or sells or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to Parent or any one of its Subsidiaries any goods or services; (iii) any economic interest in any contract or lease with Parent or any one of its Subsidiaries; or
(iv) any contractual or other arrangement with Parent or one of its Subsidiaries; provided however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest" in any "person" for purposes of this Section 4.20.

         SECTION 4.21 Insurance. Except as disclosed in Parent's SEC Reports, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries are with nationally recognized insurance carriers, provide coverage for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets and are in character and amount appropriate for the business conducted by Parent, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         SECTION 4.22 Opinion of Financial Advisor. U.S. Bancorp Piper Jaffray (the "Parent Financial Advisor") has delivered to the Board of Directors of Parent its opinion to the effect that, as of the date hereof, the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Subordinated Debt Agreement taken as a whole are fair, from a financial point of view, to Parent and its shareholders.

         SECTION 4.23 Brokers. No broker, finder, investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

         SECTION 4.24 Certain Action by Parent Board. Assuming the accuracy of the representations set forth Section 3.5:

         (a) Parent has taken all action which may be required under Rights Agreement, so that: the acquisition of shares of Common Stock, Series G Preferred Stock and/or Warrants (1) pursuant to this Agreement, the Stock Purchase Agreement or the Subordinated Debt Agreement, (2) upon conversion of shares of Series G Preferred Stock, (3) upon exercise of the Warrants and/or (4) as dividends on the Series G Preferred Stock, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, alone shall not cause (X) any Purchaser, or any of its "Affiliates" or "Associates" (as such terms are defined in Rule 12b-2 under the Exchange Act), to be deemed an "Acquiring Person" under the Rights Agreement or (Y) a

                  "Distribution Date", a "Stock Acquisition Date" or "Acquisition Event" (as such terms are defined in the Rights Agreement) to occur.

         (b) the acquisition of shares of Common Stock, Series G Preferred Stock and/or Warrants (1) pursuant to this Agreement, the Stock Purchase Agreement or the Subordinated Debt Agreement,
                  (2) upon conversion of shares of Series G Preferred Stock, (3) upon exercise of the Warrants and (4) as dividends on the Series G Preferred Stock, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, have been approved by a committee of the Board of Directors of Parent, as required in Section 302A.673, subd. 1(d) of the MBCA.

         SECTION 4.25 Disclosure. The representations, warranties and other statements of Parent and Merger Sub contained in this Agreement and the other certificates furnished to the Company by or on behalf of Parent and Merger Sub pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or, to the best of the knowledge of Parent and Merger Sub, omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances made, not materially misleading as of the date hereof.

         SECTION 4.26 Knowledge. Whenever a representation or warranty made by Parent refers to the best of the knowledge of Parent or its Subsidiaries, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of Parent or its Subsidiaries and Merger Sub.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.1 Conduct of Business of Company. Except as expressly contemplated by this Agreement or set forth in the Company Disclosure Letter or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Letter, the Company agrees that it will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the other party:

         (a) adopt any amendment to its Certificate of Incorporation or Bylaws or comparable organizational documents;

         (b) except for issuances of capital stock of Subsidiaries to itself or its wholly-owned Subsidiary, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into, exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, capital stock, other than the issuance of Shares, pursuant to the exercise of Company Stock Options outstanding on the date hereof; or (ii) any other securities;

         (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any of its wholly-owned Subsidiaries including any dividend required to be declared, set aside or paid pursuant to the Certificates of Designation, Preferences and Rights of the Parent Preferred Stock;

         (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

         (e) except for (i) increases in salary and wages granted to officers and employees of the Company or its Subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews (within the amounts projected in the Company's 2000 operating plan previously provided to Parent) in the ordinary course of business consistent with past practice; or
(ii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements in effect on the date hereof, increase the compensation or benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Company Plans or otherwise) or grant any additional severance or termination pay to (other than as required by existing agreements or policies, each of which are described in the Company Disclosure Letter) or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, amend, accelerate any rights or benefits or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan (other than any automatic acceleration of all unvested options as a result of this transaction as provided in the applicable plan), agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation or existing plan or agreement;

         (f) acquire, sell, lease or dispose of any assets or securities which are material to and used in the operations of the Company and its Subsidiaries, or acquire any businesses, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction, in each case outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company; provided, however, that the Company and its Subsidiaries shall not, during the period from the date hereof to the Effective Time, make or commit to make capital expenditures that are not disclosed in Part 5.1(f) of the Company Disclosure Letter that in the aggregate exceed $50,000. Any permitted capital expenditures may be made through leasing arrangements.

         (g) incur, assume or pre-pay, or modify or amend the terms of, any long-term or short-term debt of the Company or its Subsidiaries, except that the Company and its Subsidiaries may (i) incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other person but only in the ordinary course of business consistent with past practice and loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;

         (h) settle or compromise any material suit or claim or material threatened suit or claim;

         (i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract; (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim; or (iii) cancel or forgive any indebtedness owed to the Company or any of its Subsidiaries;

         (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its Subsidiaries;

         (k) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable law, regulation or change in generally accepted accounting principles, applied by the Company (including tax accounting principles);

         (l) initiate, solicit, negotiate or discuss any proposal or offer to acquire all or any material part of the business, assets, properties or associated technologies of the Company or any Subsidiary or of any third party;

         (m) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 5.1 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect.

         SECTION 5.2 Conduct of Business of Parent. Except as expressly contemplated by this Agreement or set forth in the Parent Disclosure Letter or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, Parent will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact the business organization of Parent and each of its

Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Parent Disclosure Letter, Parent will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Company:

         (a) adopt any amendment to its Articles of Incorporation or Bylaws or comparable organizational documents;

         (b) except for issuances of capital stock of Parent's Subsidiaries to Parent or a wholly-owned Subsidiary of Parent and except as contemplated by section 1.11 hereof, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into, exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, capital stock, other than the issuance of shares, pursuant to the exercise of options or warrants outstanding on the date hereof or upon conversion of shares of Series D Preferred, Series E Preferred or Series F Preferred outstanding on the date hereof, or (ii) any other securities. Anything herein to the contrary notwithstanding, Parent may, during the period from the date hereof to the Effective Time, and subject to the requirements of section 1.11 hereof, issue additional debt securities of Parent in an amount yielding not in excess of $5,000,000 of gross proceeds to Parent;

         (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between Parent and any of its wholly-owned Subsidiaries and other than any dividend required to be declared, set aside or paid pursuant to the Certificates of Designation, Preferences and Rights of the Series D Preferred, the Series E Preferred and the Series F Preferred;

         (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

         (e) except for (i) increases in salary and wages granted to officers and employees of Parent or its Subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews (within the amounts projected in Parent's 2000 operating plan previously provided to the Company) in the ordinary course of business consistent with past practice, or (ii) increases in salary, wages and benefits to employees of Parent pursuant to collective bargaining agreements in effect on the date hereof, increase the compensation or benefits payable or to become payable to its directors, officers or employees (whether from Parent or any of its Subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Option Plans or otherwise) or grant any additional severance or termination pay to (other than as required by existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any of its Subsidiaries or, establish, adopt, enter into, amend, accelerate any rights or benefits or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation or existing plan or agreement;

         (f) except as contemplated by section 1.11 hereof, acquire, sell, lease or dispose of any assets or securities which are material to and used in the operations of Parent and its Subsidiaries, or acquire any businesses, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction, in each case outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of Parent and Parent or another wholly owned Subsidiary of Parent; provided, however, that Parent and its Subsidiaries shall not, during the period from the date hereof to the Effective Time, make or commit to make capital expenditures that are not disclosed in Part 5.2(f) of the Parent Disclosure Letter that in the aggregate exceed $50,000.

         (g) except as otherwise provided in Part 5.2(g) of the Parent Disclosure Letter, incur, assume or pre-pay, or modify or amend or seek or obtain any consents under or waivers of the terms of, any long-term or short-term debt of Parent or its Subsidiaries, except that Parent and its Subsidiaries may (i) incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other person but only in the ordinary course of business consistent with past practice and loans, advances, capital contributions or investments between any wholly owned Subsidiary of Parent and Parent or another wholly owned Subsidiary of Parent;

         (h) settle or compromise any material suit or claim or material threatened suit or claim;

         (i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract; (ii) waive, release, relinquish or assign any contract (or any of Parent's rights thereunder), right or claim; or (iii) cancel or forgive any indebtedness owed to Parent or any of its Subsidiaries;

         (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to Parent and its Subsidiaries;

         (k) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable law, regulation or change in generally accepted accounting principles, applied by Parent (including tax accounting principles);

         (l) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 5.2 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect.

         SECTION 5.3 Access to Information.

         (a) From the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives"), to give Parent and Merger Sub and their respective officers, employees, counsel, advisors and representatives

(collectively, the "Parent Representatives") reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish Parent, Merger Sub and Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as Parent and Merger Sub may from time to time reasonably request. The Company and the Company Representatives will, as soon as practicable, provide all information, including financial information and accountant consents, required in connection with the Proxy Statement and all other required SEC filings to be made in connection with the transactions contemplated hereby.

         (b) From the date of this Agreement until the Effective Time, Parent will, and will cause its Subsidiaries, and each of their respective Parent Representatives, to give the Company and the Company Representatives reasonable access, during normal business hours, to the offices and other facilities and to the books and records of Parent and its Subsidiaries and will cause the Parent Representatives and Parent's Subsidiaries to furnish the Company and Company Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of Parent and its Subsidiaries as the Company may from time to time reasonably request.

         SECTION 5.4 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate in good faith with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations or otherwise to ensure that the conditions set forth in Article VI are satisfied, to remove any injunctions or other impediments or delays, legal or otherwise and to consummate and make effective the transactions contemplated by this Agreement.

         In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent and/or Merger Sub or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, which should be set forth in the Proxy Statement, the discovering party will promptly inform the other parties of such event or circumstance. If at any time after the Effective Time any reasonable further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary reasonable action.

         SECTION 5.5 Consents.

         (a) Each of the Company and Parent will, and will cause its Subsidiaries to, use its commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other public or private person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

         (b) Each of the Company and Parent shall use its commercially reasonable efforts to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Each of the Company and Parent shall further take all reasonable actions necessary to file any other forms or notifications which may be required by any foreign Governmental Entity and to obtain any approvals which may be required in connection therewith.

         (c) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or Governmental Entity or any multinational authority ("Antitrust Laws"); provided, however, that nothing in this Agreement shall require, or be construed to require, Merger Sub or any of its affiliates to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any material assets, businesses, or interest in any assets or businesses of Merger Sub, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material changes or restrictions in the operations of any such assets or businesses.

         (d) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

         SECTION 5.6 Public Announcements. The mutual press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither Parent and Merger Sub, on the one hand, nor the Company any of its Subsidiaries or the Stockholders, on the other, shall issue any press release or otherwise make any public statements inconsistent with the press release or the terms of the transactions contemplated hereby with respect to the transactions contemplated by this Agreement without prior consultation with the other party and after using reasonable efforts to agree upon the text of any press release, except as may be required by law (it being understood and agreed that Parent intends to file a Current Report on Form 8-K with respect to the transaction contemplated hereby promptly after the date hereof). Parent shall provide the Company with a copy of its Form 8-K prior to filing the same with the SEC and the ability to comment on the same.

         SECTION 5.7 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects;

and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

         SECTION 5.8 Covenant of Parent; Superior Proposals.

         (a)      Parent agrees that, from and after the date hereof,

                  (i) it will not, its Subsidiaries will not, and it will not authorize or permit any of its or its Subsidiaries' officers, directors, employees, agents and representatives (including without limitation any investment banker, financial adviser, attorney or accountant retained by it or any of its Subsidiaries or any of the foregoing) directly or indirectly to encourage, initiate or solicit (including by way of furnishing information, other than disclosing the terms and conditions of this Agreement in a press release or SEC filing) or take any action designed or that could be reasonably expected to facilitate any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as hereinafter defined) from any Person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement or otherwise in any way cooperate or facilitate the making of, an Acquisition Proposal; and

                  (ii) it will immediately cease and cause to be terminated any existing solicitation, initiation, activity, discussions or negotiations with any parties conducted heretofore with a view to formulating an Acquisition Proposal.

         (b) Anything herein to the contrary notwithstanding, Parent may at any time prior to the time at which Parent's shareholders approval of this Agreement or the Merger shall have been obtained (or, if no such approval is planned to be obtained, at any time prior to the Effective Time) engage in discussions or negotiation with a third party who (without solicitation in violation of the terms of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Parent and its business, properties and assets if, and only to the extent that,

                  (i) the third party has first made an indication of interest with respect to an Acquisition Proposal that Parent's Board of Directors concludes in good faith may result in a Superior Proposal (as hereinafter defined),

                  (ii) the Board of Directors of Parent concludes in good faith that such actions are necessary for Parent's Board of Directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law, and

                  (iii) prior to furnishing such information to or entering into discussions or negotiations with such Person,
                           Parent:

                           (A) provides at least two business days' prior written notice to the Company to the effect that it intends to furnish information to or enter into discussions or negotiations with such Person, and of the identity of the Person making the Acquisition Proposal; and

                           (B) shall have received from such Person an executed confidentiality agreement containing substantially the same terms and conditions as to confidentiality as the confidentiality agreement which the Company has executed in favor of Parent.

         (c)      Certain defined terms.

                  (i) "Acquisition Proposal" shall mean any proposal or offer, directly or indirectly, to acquire all or a substantial part of the business or assets of Parent or all or a substantial part of the capital stock of Parent, whether by merger, stock issuance, tender offer, exchange offer, sale of assets or similar transaction involving Parent or any significant division or operating or business unit of Parent.

                  (ii) "Superior Proposal" shall mean a bona fide written proposal to Parent relating to any Acquisition Proposal which Parent's Board concludes in good faith, after consulting with a nationally recognized investment banking firm, (A) represents a higher value to Parent's shareholders (in their capacities as shareholders), from a financial point of view, than the Merger; and (B) is reasonably likely to be completed.

         (d) Except as set forth herein, neither the Board of Directors of Parent nor any committee thereof shall:

                  (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Board of Directors of Parent or any such committee of this Agreement or the Merger;

                  (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or

                  (iii) enter into any agreement with respect to any Acquisition Proposal.

         (e)      Notwithstanding the foregoing, so long as the requirements of section 5.8(b) hereof have been complied with in response to an Acquisition Proposal (without solicitation in violation of the terms of this Agreement) from a third party, if the Board of Directors of Parent determines in good faith, after consulting with its financial advisor, that the Acquisition Proposal is a Superior Proposal and determines that any of the actions set forth in Section 5.8(d) hereof are required in order for such Board of Directors to comply with its fiduciary obligations to Parent shareholders under applicable law, the Board of Directors of Parent or any committee thereof may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend the Superior Proposal or cause Parent to enter into an agreement with respect to the Superior Proposal at any time on or after the third business day following the Company's receipt of written notice advising the Company that the Board of Directors of Parent has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

         (f) Nothing in this Agreement will prevent the Board of Directors of Parent from taking and disclosing to Parent's stockholders, a position contemplated by Rules 14d-9 and 14e-2 of the Exchange Act with respect to any publicly announced tender offer or otherwise from making any disclosure if, in its good faith judgment based on the advice of outside legal counsel, failure to do so would be inconsistent with its obligations under applicable law.

         (g) No action taken in respect of an Acquisition Proposal or a Superior Proposal, to the extent permitted by the provisions of this section 5.8, will constitute a breach of any other provision of this Agreement.

         SECTION 5.9 General Release. On the Effective Time, each Stockholder (but not any director, officer or employee of the Company, in such capacity) releases the Company and its Subsidiaries and their respective directors, officers, agents and employees and discharges them from any and all obligations and claims which have arisen or might arise out of facts or actions existing or taken on or prior to the Effective Time.

         SECTION 5.10 Registration Rights Agreement. On or prior to the Effective Time, Parent shall execute and deliver to the Stockholders a registration rights agreement substantially in the form of Exhibit 5.10 hereto (the "Registration Rights Agreement").

         SECTION 5.11 Nasdaq Listing. Within thirty (30) days after the Effective Time, Parent shall cause:

         (a) the shares of Parent Stock to be issued in exchange for the Shares to be approved for listing on the Nasdaq National Market.

         (b) the shares of Parent Stock to be issued on exercise of Company Stock Options and the IFT Warrant to be approved for listing on the Nasdaq National Market subject to official notice of issuance.


                                   ARTICLE VI
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) The transactions contemplated by this Agreement, the Stock Purchase Agreement and the Subordinated Debt Agreement shall have been approved and adopted by the requisite vote of the shareholders of Parent to the extent required under the circumstances by the Rules of the Nasdaq Stock Market.

         (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state or foreign court or United States federal or state or foreign governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger.

         (c) Any other governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Company's and its Subsidiaries' business after the Effective Time in all material respects as it was operated prior thereto and as it is presently contemplated to be conducted in the future shall have been given, obtained or complied with, as applicable.

         (d) Parent shall have received all state securities laws or "Blue Sky" permits and authorizations necessary to issue shares of Parent Stock in exchange for Shares in the Merger.

         SECTION 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, in all material respects, as of the date hereof and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Parent and Merger Sub shall have delivered to the Company a certificate to that effect, executed by an executive officer of Parent and Merger Sub.

         (b) Each of the material covenants and obligations of Parent and Merger Sub to be performed at or before the Effective time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Merger Sub shall have delivered to the Company a certificate to that effect, executed by an executive officer of Parent and Merger Sub; provided, however, that in connection with the compliance by Parent or Merger Sub with any applicable law (including the HSR
Act) or obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Parent shall not be (i) required, or be construed to be required, to sell or divest any material assets or business or to restrict in any material respect any business operations in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby; or (ii) prohibited from owning, and no material limitation shall be imposed on Parent's ownership of, any material portion of the Company's business or assets.

         (c) There shall not have occurred since June 1, 2000 any change, circumstance or event (whether or not known by the Company or disclosed in the Parent Disclosure Letter) that has had or may reasonably be expected to have:

                  (i) a material adverse effect on the business, financial condition, assets, results of operations or prospects of Parent, the Company and their respective Subsidiaries, taken as a whole, or

                  (ii) a material adverse effect on the business, financial condition, assets, results of operations or prospects of Parent's Micro Products business taken alone.

         (d) The Stockholders shall have received an executed Registration Rights Agreement, dated as of the date hereof, in the form of Exhibit 5.10 hereto from Parent.

         (e) (i) All of the conditions to the obligations of the Purchasers under the Stock Purchase Agreement of even date herewith among Parent and certain Purchasers named therein (the "Stock Purchase Agreement"), other than the conditions related to this Agreement, shall have been satisfied or waived by the parties thereto at or before the Closing.

                  (ii) All of the conditions to the obligations of the Purchasers under the subordinated notes and warrant purchase agreement of even date herewith (the "Subordinated Debt Agreement"), other than the conditions related to this Agreement, shall have been satisfied or waived by the parties thereto at or before the Closing.

         (f) Parent shall have obtained the consent or approval of each person listed on Part 6.2 of the Parent Disclosure Letter whose consent is designated in Part 6.2 as material.

         (g) The Stockholders shall have received an executed governance agreement, dated as of the date hereof, among Parent and certain stockholders (the "Governance Agreement"), in the form of Exhibit 6.2(g) hereto from Parent.

         (h) There shall have been elected or appointed a chief executive officer or interim chief executive officer of Parent reasonably satisfactory to the Company.

         (i) The individuals designated in Exhibit 1 of the Governance Agreement (or, if any of them is unable or unwilling to serve, other persons acceptable to the Company) shall have been elected to and shall be serving on the Board of Directors of Parent. A director designated by Molex Incorporated shall be serving on the Board of Directors of Parent unless no such individual is able and willing to serve.

         (j) [intentionally omitted.]

         (k) The consolidated Net Working Capital (as hereinafter defined) of Parent and its consolidated subsidiaries as of September 1, 2000 (as determined in accordance with GAAP consistently applied) shall have been not less than $250,000 less than $20,000,000. For the purpose of this Section 6.2 (k), "Net Working Capital" shall mean current assets minus current liabilities. For purposes of the preceding sentence, liabilities that by their terms have a maturity date after September 1, 2001 shall be characterized as long-term liabilities rather than short-term liabilities without regard to their characterization as long-term liabilities or short-term liabilities for GAAP purposes.

         (l) The Total Bank Debt (as hereinafter defined) of Parent and its subsidiaries as of September 1, 2000 shall not have exceeded $35,100,000. For purposes of this Section 6.2 (l), "Total Bank Debt" shall mean all outstanding bank debt included in current liabilities and long term liabilities including but not limited to all outstanding mortgages.

         (m) The Company and the Stockholders shall have received a legal opinion of Lindquist & Vennum, P.L.L.P., dated the Closing Date, substantially in the form of exhibit 6.2(m) hereto with only such changes therein from such form as are required to reflect changes in facts and circumstances in matters dealt with in any of the representations and warranties of Parent and Merger Sub set forth in Article IV hereof.

         (n) Assuming the accuracy of the representations set forth Section 3.5 hereof, Parent shall have taken all action which may be required under the Rights Agreement, so that: the acquisition of shares of Common Stock, Series G Preferred Stock and/or Warrants (1) pursuant to the this Agreement, the Stock Purchase Agreement or the Subordinated Debt Agreement, (2) upon conversion of shares of Series G Preferred Stock, (3) upon exercise of the Warrants and (4) as dividends on the Series G Preferred Stock, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, shall not alone cause (X) any Purchaser, or any of its "Affiliates" or "Associates" to be deemed an "Acquiring Person" under the Rights Agreement or
(Y) a "Distribution Date" , a "Stock Acquisition Date" or "Acquisition Event" (as such terms are defined in the Rights Agreement) to occur.

         (o) Assuming the accuracy of the representations set forth Section 3.4 hereof, a committee of the board of directors of Parent shall have approved the the acquisition of shares of Common Stock, Series G Preferred Stock and/or Warrants (1) pursuant to this Agreement, the Stock Purchase Agreement or the Subordinated Debt Agreement, (2) upon conversion of shares of Series G Preferred Stock, (3) upon exercise of the Warrants and (4) as dividends on the Series G Preferred Stock, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, as required in
Section 302A.673, subd. 1(d) of the MBCA.

         (p) [intentionally omitted.]

         SECTION 6.3 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) The representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Merger Sub a certificate to that effect, executed by an executive officer of the Company.

         (b) Each of the material covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Merger Sub a certificate to that effect, executed by an executive officer of the Company.

         (c) There shall not have occurred a Company Material Adverse Effect.

         (d) The Company shall have obtained the consent or approval of each person listed on Part 6.3 of the Company Disclosure Letter whose consent is designated in Part 6.3 as material.

         (e) Parent shall have received an executed Governance Agreement, dated as of the date hereof, in the form of Exhibit 6.2(g) hereto, from the other parties named therein.

         (f) All of the conditions to Parent's obligations under (i) the Stock Purchase Agreement and (ii) the Subordinated Debt Agreement, in each case other than the conditions related to this Agreement, shall have been satisfied or waived by the parties thereto at or before the Closing.

         (g) The Stockholders agreement referred to in Part 2.3(d) of the Company Disclosure Letter shall have been amended so as to delete therefrom sections 1 through 8 thereof.

                                   ARTICLE VII
                         TERMINATION; AMENDMENTS; WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Parent,

Merger Sub or the Company (with any termination by Parent also being an effective termination by Merger Sub):

         (a) by mutual consent of Parent and the Company;

         (b) by Parent or the Company if (i) any court or Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or
(ii) the Merger is not consummated by the Final Date (as hereinafter defined); provided that no party may terminate this Agreement pursuant to clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

         (c) by Parent (i) in connection with entering into a definitive agreement in accordance with Section 5.8 hereof, provided it has complied with all provisions of such section, including the notice provisions therein, and that it pays the Termination Fee as provided in Section 7.3 hereof; or (ii) if the representations and warranties of the Company and the Stockholders contained in this Agreement shall fail to be true and correct in all material respects, in each case at and as of the Effective Date (except to the extent such representation and warranty specifically relates to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date), or if prior to the Closing, the Company or Stockholders shall have made a material misrepresentation or have breached in any material respect any of their respective representations, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, on or prior to the Final Date, provided in any such case that Parent has not breached any of its representations, warranties, covenants or other agreements to an extent that would entitle the Company to terminate this Agreement pursuant to Section 7.1(d) hereof (without regard to the provisos therein);

         (d) by the Company, if:

                  (i) the representations and warranties of Parent and Merger Sub contained in this Agreement shall fail to be true and correct in all material respects, in each case at and as of the Effective Time (except to the extent such representation and warranty specifically relates to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date), or if, prior to the Closing, Parent shall have made a material misrepresentation or breached in a material respect any representation or warranty contained in this Agreement, which breach cannot be or has not been cured, in all material respects, on or prior to the Final Date, provided in any such case that the Company and the Stockholders have not breached any of their representations, warranties, covenants or other agreements to an extent that would entitle Parent to terminate this Agreement pursuant to Section 7.1(c)(ii) hereof (without regard to the proviso therein); or

                  (ii) prior to the Closing, Parent shall have breached in a material respect any covenant or other agreement (except to the extent of any covenant or other agreement to the effect that the representations and warranties of Parent herein must be true as of the Closing Date) contained in this Agreement, which breach cannot be or has not been cured, in all material respects, on or prior to the Final Date; provided the Company and the Stockholders have not breached any of their representations, warranties, covenants or other agreements to an extent that would entitle Parent to terminate this Agreement pursuant to Section 7.1(c)(ii) hereof (without regard to the proviso therein); or

         (e) [intentionally omitted.];

         (f) by the Company if:

                  (i) Parent has not, on or before December 19, 2000, obtained a waiver from the Nasdaq Stock Market of its requirement that Parent obtain a shareholder vote approving the transactions contemplated hereby and by the Stock Purchase Agreement and Subordinated Debt Agreement (in which event Parent shall immediately give written notice to the Company to that effect), or

                  (ii) Parent at any time has determined to cease pursuing obtaining such a waiver (in which event Parent shall immediately give written notice to the Company to that effect);

provided in either case that the Company delivers to Parent written notice of termination of this Agreement within five business days after the date on which the Company becomes aware that it has acquired the right under this section 7.1(f) to terminate this Agreement; or

         (g) by the Company if any Purchaser under the Stock Purchase Agreement shall have terminated that agreement pursuant to section 5.1(e) thereof.

         SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this
Section 7.2 and Sections 7.3 and 7.4 hereof, which shall survive any such termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

         SECTION 7.3 Termination Fee.

         (a) If Parent shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof; or

         (b) If the Board of Directors of Parent shall approve a Superior Transaction; or

         (c) If Parent shall distribute to its shareholders the Proxy Statement and if the Board of Directors of Parent shall:

                  (i) fail to include in the Proxy Statement the Board's recommendation of the Merger to the shareholders of Parent or

                  (ii) at any time withdraw its recommendation of the Merger; or

         (d) If:

                  (i) all the conditions set forth in sections 6.1 and 6.3 hereof to the obligation of Parent to close the transactions contemplated hereby shall have been satisfied in all material respects prior to the Final Date, and

                  (ii)     the Company shall have terminated this Agreement:

                           (A)      pursuant to section 7.1(d)(ii) hereof or

                           (B) pursuant to section 7.1(b)(ii) hereof and not pursuant to section 7.1(f) hereof and by the Final Date any of the following conditions to the obligation of the Company to close the transactions contemplated hereby shall not have been satisfied or waived: sections 6.2(d), 6.2(e)(i) (but only if the conditions to the obligations of the Purchasers under the Stock Purchase Agreement that were not so satisfied or waived included any of the conditions set forth in sections 4.1(b) (except to the extent of any covenant, agreement or condition to the effect that the representations and warranties in the Preferred Stock Agreement must be true as of the Closing Date under the Stock Purchase Agreement), 4.1(f), 4.1(h), 4.1(i), 4.1(m),
                                    4.1(n), 4.1(o) (but only if the Company has not terminated this Agreement pursuant to section 7.1(f) hereof), 4.1(p) or 4.1(r) of the Stock Purchase Agreement), 6.2(e)(ii) (but only if the conditions to the obligations of the Purchasers under the Subordinated Debt Agreement that were not so satisfied or waived included any of the conditions set forth in sections 5.1(b) (except to the extent of any covenant, agreement or condition to the effect that the representations and warranties in the Subordinated Debt Agreement must be true as of the Closing Date under the Subordinated Debt Agreement), 5.1(f), 5.1(h), 5.1(i),
                                    5.1(o), 5.1(p), 5.1(q), 5.1(s) or 5.1(t) of
                                    the Subordinated Debt Agreement), 6.2(h),
                                    6.2(i), 6.2(m), 6.2(n) and 6.2(o) hereof, or

         (e) If Parent shall have held a meeting of its shareholders at which Parent's shareholders were given the opportunity to vote to approve the transactions contemplated hereby and/or by the Stock

                  Purchase Agreement and Subordinated Debt Agreement and such transactions were not approved by the requisite shareholder vote or

         (f) If the Nasdaq Stock Market shall not have waived its requirement that Parent obtain a stockholder vote approving the transactions contemplated hereby and by the Stock Purchase Agreement and Subordinated Debt Agreement, the Company shall have terminated this Agreement pursuant to section 7.1(b)(ii) hereof and not pursuant to section 7.1(f) hereof and by the Final Date the shareholders of the Company shall not have approved the transactions contemplated hereby and by the Stock Purchase Agreement and Subordinated Debt Agreement by the requisite shareholder vote, then Parent shall pay to the Company an amount equal to the sum of $943,247 (the "Termination Fee") on the earliest to occur of the events described in sections 7.3(a), (b), (c), (d), (e) or (f) which amount shall be payable by wire transfer of same day funds to an account designated by the Company.

         SECTION 7.4 Expenses. If no Termination Fee shall be payable hereunder and:

         (a) all the conditions set forth in sections 6.1 and 6.3 hereof to the obligation of Parent to close the transactions contemplated hereby shall have been satisfied in all material respects prior to the Final Date and either:

                  (i)      this Agreement shall have been terminated pursuant to
                           section 7.1(b)(ii) hereof and not pursuant to section 7.1(f) hereof and by the Final Date any of the following conditions to the obligation of the Company to close the transactions contemplated hereby shall not have been satisfied or waived: sections 6.2(c),
                           (f), (g), (k) and (l), or

                  (ii) the Company shall have terminated this Agreement pursuant to section 7.1(d)(i) hereof, or

         (b) the Company shall have terminated this Agreement pursuant to section 7.1(f) or 7.1(g) hereof, or

         (c) all the conditions set forth in sections 6.1 and 6.3 hereof to the obligation of Parent to close the transactions contemplated hereby shall have been satisfied in all material respects prior to the Final Date and the Company shall have terminated this Agreement pursuant to section 7.1(b)(ii) hereof and not pursuant to section 7.1(f) hereof and by the Final Date any of the following conditions to the obligation of the Company to close the transactions contemplated hereby shall not have been satisfied or waived: sections 6.2(e)(i) (but only if the conditions to the obligations of the Purchasers under the Stock Purchase Agreement that were not so satisfied or waived included any of the conditions set forth in sections 4.1(a), 4.1(d), 4.1(e), 4.1(g)(i), 4.1(j), 4.1(s) or 4.1(t) of the Stock Purchase Agreement) and 6.2(e)(ii) (but only if the conditions to the obligations of the Purchasers under the Subordinated Debt Agreement that were not so satisfied or waived included any of the conditions set forth in sections 5.1(a), 5.1(c), 5.1(e), 5.1(g)(i), 5.1(u) or 5.1(v) of the
Subordinated Debt Agreement),

then Parent shall pay to the Company and to the Purchasers under the Stock Purchase Agreement the aggregate amount specified in the following sentence on the earliest to occur of the events described in clauses (a), (b) and (c), which amount shall be allocated as agreed among such Purchasers and the Company and shall be paid to each person entitled to payment by wire transfer of same day funds to the accounts designated by each of the persons entitled thereto. The amount payable will be the lesser of:

         (x) MAI Expenses (as defined in section 9.14 hereof) and

         (y) whichever of the following is applicable:

                  (i)      $1,325,000 if:

                           (A) a waiver from the Nasdaq Stock Market of its requirement that Parent obtain a shareholder vote approving the transactions contemplated hereby and by the Stock Purchase Agreement and Subordinated Debt Agreement is obtained by Parent and Parent does not distribute the Proxy Statement to its shareholders or

                           (B)      this Agreement is terminated pursuant to
                                    section 7.1(f) hereof, and

                  (ii)     $1,425,000 otherwise.

         SECTION 7.5 Definition of "Final Date." "Final Date" shall mean:

         (a) March 9, 2001, if the Company acquires the right to terminate this Agreement pursuant to section 7.1(f) hereof and does not deliver to Parent written notice of termination of this Agreement within the period specified in section 7.1(f) hereof, and

         (b) January 5, 2001, otherwise.

         SECTION 7.6 Amendment. This Agreement may be amended by Parent and the Company at any time before or after any approval of this Agreement by the shareholders of Parent but, after any such approval, no amendment shall be made which decreases the Merger Consideration or changes the form thereof without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the Company, Merger Sub and Parent.

         SECTION 7.7 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party; or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         SECTION 8.1 Indemnity by the Stockholders.

         (a) Each Stockholder hereby agrees that it shall, from and after the Closing Date, indemnify and hold Parent harmless from and against, and shall defend promptly Parent from and reimburse Parent for, any and all losses, damages, costs, expenses, liabilities, obligations, and claims of any kind (including, without limitation, reasonable attorneys' fees and other costs and expenses) (the "Damages") which Parent may at any time suffer or incur, or become subject to, as a result of or in connection with any breach of the representations and warranties made by such Stockholder in Article III.

         (b) Parent shall promptly notify the Stockholders (as provided in Section 9.4) of any claim, demand, action or proceeding for which indemnification will be sought under this Agreement and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Stockholders shall have the right, at their expense, to assume the defense thereof using counsel reasonably acceptable to Parent. Parent shall have the right to participate, at its own expense, with respect to such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the party seeking indemnification, unless such settlement requires no monetary payment by, and imposes no obligation on, the party seeking indemnification.

         SECTION 8.2 Exclusive Remedy. The enforcement of the agreements of indemnification contained in this Article VIII shall be, after the Effective Time, the exclusive remedy of the parties hereto for any breach of any warranty, representation or term hereof or any certificate delivered pursuant to this Agreement, whether sounding in tort, contract or otherwise, and the parties hereto waive all remedies otherwise available to such parties save only remedies which by law may not be waived; provided that this section shall not limit or restrict any of Parent's remedies for fraud by the Stockholders or the Company or any of the Stockholders' remedies for fraud by Parent.

                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.1 Survival of Representations and Warranties. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement, shall not survive beyond the Effective Time, except the representations and warranties in Article III shall survive the Effective Time indefinitely. All covenants and agreements shall survive in accordance with their respective terms.

         SECTION 9.2 Entire Agreement; Assignment.

         (a) This Agreement, the Stock Purchase Agreement, the Subordinated Debt Agreement, the Governance Agreement, the Registration Right Agreement and the letter agreement dated December 3, 1999 executed by International Flex Technologies, Inc. and U.S. Bancorp Piper Jaffray on behalf of Parent, as modified by letter dated March 13, 2000 and letter dated June 25, 2000 (the "Confidentiality Agreement") (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

         (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and Merger Sub may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company), provided neither Parent nor Merger Sub shall be released of its obligations hereunder notwithstanding such assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 9.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier, facsimile or e-mail to the respective parties as follows:

         If to Parent or Merger Sub:

                  Sheldahl, Inc.
                  1150 Sheldahl Road
                  Northfield, MN 55057
                  Attention:  Edward L. Lundstrom, President
                  Fax number: 507-663-8545
                  e-mail address: ed.lundstrom@sheldahl.com

         with a copy to:

                  Lindquist & Vennum P.L.L.P
                  4200 IDS Center
                  80 South 8th Street
                  Minneapolis, MN 55402
                  Attention:  Charles P. Moorse
                  Fax number: 612-371-3207
                  e-mail address: cmoorse@lindquist.com

         If to the Company or the Stockholders:

                  International Flex Holdings Inc.
                  2187 Atlantic Street
                  Stamford, CT  06902
                  Attention: Donald R. Friedman, President and Chief Executive Officer
                  Fax number: (203) 323-7766
                  e-mail address: drf@internationalflex.com

         with copies to:

                  Morgenthaler Venture Partners V, L.P.
                  50 Public Square
                  Suite 2700
                  Cleveland OH 44113
                  Attention:  John D. Lutsi
                  Fax number: (216) 416-7517
                  e-mail address: johnl@morgenthaler.com


                  Sound Beach Technology Partners, LLC
                  4 Vista Avenue
                  Old Greenwich, CT 06870
                  Attention:  Donald R. Friedman
                  Fax number: 203-637-7438
                  e-mail address: d.r.friedman@worldnett.ett.net

                  Paul, Hastings, Janofsky & Walker LLP
                  399 Park Avenue
                  New York, NY 10022
                  Attention:  Thomas E. Kruger
                  Fax number: 212-230-7700
                  e-mail address: tkruger@phjw.com
or to such other address, fax number or e-mail address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address, fax number or e-mail address shall be effective only upon receipt thereof).

         SECTION 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 9.6 Descriptive Headings. The descriptive headings and captions herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Purchasers under the Stock Purchase Agreement and the Purchasers under the Subordinated Debt Agreement are explicitly intended to be third party beneficiaries under Article VII hereof and section 9.14 hereof and otherwise to the extent indicated in the Stock Purchase Agreement and the Subordinated Debt Agreement.

         SECTION 9.9 Certain Definitions. As used in this Agreement:

         (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

         (b) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act); and

         (c) the term "Subsidiary", "Subsidiaries" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

         SECTION 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.11 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

         SECTION 9.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         SECTION 9.13 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

         SECTION 9.14 Expenses.

         (a) At the Closing, Parent shall, in accordance with the directions of the Company as to payee, amounts and method of payment, pay the MAI Expenses. For purposes of section 7.4 and this section 9.14(a), "MAI Expenses" shall mean all expenses of the Company and its Subsidiaries and affiliates (including the Stockholders) and Morgenthaler Venture Partners V, L.P., Ampersand IV Limited Partnership and Ampersand IV Companion Fund Limited Partnership related to the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Subordinated Debt Agreement, and all matters reasonably related thereto, which shall include, without limitation, all out-of-pocket costs, fees and expenses of legal counsel, accountants, brokers, consultants, investment bankers, financial advisors and other third parties engaged by any of the Company, its Subsidiaries and affiliates (including the Stockholders), Morgenthaler Venture Partners V, L.P., Ampersand IV Limited Partnership or Ampersand IV Companion Fund Limited Partnership in connection with: (i) their investigation related to the transactions contemplated hereby and thereby; (ii) the preparation and negotiation of the agreements and other documents and their delivery and performance of such agreements and documents; and (iii) closing the transactions contemplated hereby and thereby; provided, however, that only amounts owed to entities designated as MAI Payees on a schedule initialed by the parties and entitled "Permitted Payees" shall qualify as MAI Expenses.

         (b) At the Closing, Parent shall pay the Sheldahl Expenses. For purposes of this section 9.14(b), "Sheldahl Expenses" shall mean all expenses of Parent related to the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Subordinated Debt Agreement, and all matters reasonably related thereto, which shall include, without limitation, all out-of-pocket costs, fees and expenses of legal counsel, accountants, brokers, consultants, investment bankers, financial advisors and other third parties engaged by Parent in connection with: (i) its investigation related to the transactions contemplated hereby and thereby; (ii) the preparation and negotiation of the agreements and other documents and its delivery and performance of such agreements and documents; and (iii) closing the transactions contemplated hereby and thereby; provided, however, that only amounts owed to entities designated as Sheldahl Payees on a schedule initialed by the parties and entitled "Permitted Payees" shall qualify as Sheldahl Expenses. "Sheldahl Expenses" shall also include all expenses of Molex

Incorporated for which Molex Incorporated is entitled to be reimbursed under the Subordinated Debt Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                    SHELDAHL, INC.

                                    By: /s/ EDWARD L. LUNDSTROM
                                        ----------------------------------------
                                        Name:  Edward L. Lundstrom
                                        Title: President & CEO



                                    IFT WEST ACQUISITION COMPANY

                                    By: /s/ EDWARD L. LUNDSTROM
                                        ----------------------------------------
                                        Name:  Edward L. Lundstrom
                                        Title: President & CEO



                                    INTERNATIONAL FLEX HOLDINGS, INC.

                                    By: /s/ JOHN D. LUTSI
                                        ----------------------------------------
                                        Name:  John D. Lutsi
                                        Title:



                                    IFH STOCKHOLDERS:


                                    MORGENTHALER VENTURE PARTNERS V, L.P.


                                    By: /s/ JOHN D. LUTSI
                                        ----------------------------------------
                                        Name:  John D. Lutsi
                                        Title:


                                    SOUND BEACH TECHNOLOGY PARTNERS, LLC

                                    By: /s/ DONALD R. FRIEDMAN
                                        ----------------------------------------
                                        Name:  Donald R. Friedman
                                        Title: Managing Partner